                                                                    Exhibit 10.1
                                            Certain information has been omitted
                                          from this exhibit and filed separately
                                          with the SEC pursuant to a request for
                                         confidential treatment under Rule 24b-2



                             CO-MARKETING AGREEMENT
                             ----------------------

     THIS AGREEMENT is made as of the 6th day of October, 1998 by and between UROLOGIX, INC., a Minnesota corporation ("Urologix") and Boston Scientific Corporation, a Delaware corporation ("BSC").


                                   BACKGROUND

     Urologix is in the business of manufacturing and marketing its Targis(TM) System for use in the treatment of benign prostatic hyperplasia ("BPH"). The Urologix Targis System consists of the control unit (the "Control Unit") and the procedure kit (the "Procedure Kit"). BSC is engaged, among other things, in the sale of various medical devices in the United States in the field of urology through salespersons in the Microvasive Urology Division of BSC.

     Urologix desires BSC, through the sales force associated with BSC's Microvasive Urology Division, to work in conjunction with the Urologix sales force to actively promote and market the sale of the Urologix Targis System in the United States, and BSC is willing to provide these services on the terms and conditions set forth below.


                              TERMS AND CONDITIONS

     NOW THEREFORE, in consideration of the mutual promises contained herein, the parties hereto agree as follows:

     1. Sales Responsibility. Urologix sales persons will retain sole responsibility for closing sales of the Targis System.

     2. BSC Responsibilities. BSC will use its commercially reasonable efforts to promote and market the sale and acceptance of the Targis System with urologists throughout the United States. In conjunction with these efforts:

          2.1 BSC will endeavor to maintain approximately [Confidential Treatment Requested] direct sales persons at all times during the term of this Agreement who will seek to develop and maintain the good will of customers and
prospective customers and their acceptance of the Targis System.   [Confidential
Treatment Requested]. In the event of BSC's breach of its obligations under this Section 2.1, Urologix may, as it sole remedy for such breach, at any time thereafter elect to terminate this Agreement. This right of termination is in addition to the other termination rights specified in Section 5.

          2.2 - 2.8   [Confidential Treatment Requested]

          2.9 On a monthly basis, BSC and Urologix will each provide a written report to the Director of Sales of the other party with information about the leads generated during that month and the status of sales activities.

     3.   BSC Compensation.

          3.1 In consideration for BSC's services throughout the term of this Agreement and subject to Section 3.2, Urologix will pay to BSC:

               (a)-(b) [Confidential Treatment Requested]

               (c) For purposes of this Agreement, (i) a Control Unit or a Procedure Kit shall be deemed to have been purchased and sold, (ii) all revenues Urologix is entitled to receive relating to such purchase and sale shall be deemed to have been received, and (iii) all commissions relating to such sale shall be deemed to have been earned and accrued, in each case, when that product has been shipped.

               (d) BSC will not receive any commission on any Control Units or Procedure Kits delivered under any trial period or loaned unit or sample kit arrangement or in conjunction with any Targis Quality Outcomes Training Center agreement. In the event Urologix develops a "price per procedure" sales program, Urologix will pay [Confidential Treatment Requested]. If BSC and Urologix do not reach agreement, either party may, as its sole remedy, at any time thereafter elect to terminate this Agreement. This right of termination is in addition to the other termination rights specified in Section 5.

               (e) "Net Sales Price" means the price of the Control Unit or Procedure Kit, as applicable, as invoiced by Urologix, less: (i) all sales and similar taxes, (ii) all transportation or shipping expenses, (iii) any amounts refunded or credited by reason of rejections, returns, or retroactive price reductions, (iv) discounts or rebates, (v) amounts paid for a maintenance service agreement, and (vi) amounts paid for the Targis Transport Kit.

          3.2 Attached to this Agreement as Schedule 3.2 is a list of Urologix customers to whom the sale of Control Units is near completion. BSC will not be entitled to receive the commission described in Section 3.1 with respect to the sale of Control Units to any customer listed on Schedule 3.2 if such customer signs a purchase order for the purchase of such Control Unit or Units within the first 90 days of the first Contract Year. Schedule 3.2 is confidential information of Urologix. BSC shall not distribute the Schedule (or its contents) to anyone other than those persons who need to know such information for the purpose of entering into and complying with this Agreement.

          3.3 By the 25th day following the end of each calendar quarter, Urologix will remit to BSC all commissions earned by BSC hereunder during such calendar quarter, together with a complete and accurate accounting of all sales of Control Units and Procedure Kits by Urologix during such quarter, and all returns, credits or refunds granted during such quarter.

          3.4 In the event any Control Unit or Procedure Kit is returned or a credit or refund is given for any reason, in either case within ninety (90) days of delivery, BSC must refund to Urologix any commission paid to BSC in conjunction with that sale originally. Urologix may deduct the amount of any such refund due Urologix from any commission payments due BSC under Section 3.1 and paid in accordance with Section 3.3.

          3.5    [Confidential Treatment Requested]

     4.   Urologix Obligations.

          4.1. [Confidential Treatment Requested]. Urologix will cause such persons to vigorously pursue customer leads generated by BSC's sales persons hereunder and to actively pursue the closing of sales to such customers. In the event of Urologix' breach of this Section 4.1, BSC may, as its sole remedy for such breach, at any time thereafter elect to terminate this Agreement. This right of termination is in addition to the other termination rights specified in
Section 5.

          4.2 Urologix will devote an aggregate of approximately [Confidential Treatment Requested] days to train a core group of marketing, sales and management personnel selected by BSC who will, in turn, be responsible for training BSC's field sales force for promoting the Targis System. Additional training will be provided as mutually agreed by BSC and Urologix.

          4.3. Urologix will provide at no charge to BSC, [Confidential Treatment Requested] copies of Urologix' basic product brochure and related clinical sales literature for the Targis System. Urologix agrees to provide at no charge a similar quantity of materials in the event that any such brochures or literature are subsequently amended or updated. BSC will pay one-half of the cost for any additional copies of these materials.

     5.   Term and Termination.

          5.1. The term of this Agreement will be for a period of two "Contract Years," unless sooner terminated in accordance with this Section 5. The first Contract Year will commence on November 1, 1998 and end on October 31, 1999. The second Contract Year will commence on November 1, 1999 and end on October 31, 2000.

          5.2. If either party is not fully satisfied with this Agreement during the first Contract Year and does not wish for it to continue thereafter, it may terminate this Agreement by written notice at least sixty (60) days prior to the end of the first Contract Year. During the second Contract Year, either party may terminate this Agreement for any reason upon 90 days' prior written notice.

          5.3. In addition, if on the date which is 6 months following the signing of this Agreement, Urologix' sales and purchase orders of Control Units and Procedure Kits [Confidential Treatment Requested], either party may, within the next 30 days thereafter, terminate this Agreement upon 45 days' written notice.

          5.4 Either party may terminate this Agreement upon 30 days' written notice in the event of any material breach of this Agreement by the opposite party, provided such material breach remains uncured after such 30 days.

          5.5 In the event of termination of this Agreement prior to the expiration of the second Contract Year, BSC will be entitled to its commissions under Section 3.1 as follows:

          (a) BSC will be entitled to the commissions under Section 3.1(a) and 3.1(b) for all Control Units and Procedure Kits sold prior to the effective date of termination.

          (b) [Confidential Treatment Requested]

          5.6 Any termination of this Agreement pursuant to this Section 5 will not affect any rights or obligations of the parties which have arisen prior to the date of such termination.

          5.7 Upon termination or expiration of this Agreement, BSC agrees to immediately cease using all advertising and promotional matters, forms, manuals, lists, applications, software programs and any other materials, including copies thereof, provided by Urologix to BSC in conjunction with this Agreement, and BSC will promptly deliver all such materials remaining in BSC's possession to Urologix.

     6.   Non-Competition.   [Confidential Treatment Requested].

     7. Confidential Information. Urologix and BSC may exchange information each considers confidential in carrying out the terms of this Agreement. "Confidential Information" means any information, marked as "Confidential," that is not generally known, including trade secrets, outside of that disclosing party and that is proprietary to that party, relating to any phase of that party's existing or reasonably foreseeable business which is disclosed to the receiving parties during the term of this Agreement. "Confidential Information" does not include information that (i) is or becomes publicly available through no fault of the receiving parties, (ii) is in the possession of the receiving parties prior to the receipt from the disclosing party, (iii) is developed by the receiving party independently of the Confidential Information, or (iv) is given to the receiving party by someone else who has the right to do so. Each party specifically agrees to keep confidential and not to disclose to others any and all Confidential Information. Upon the request of the disclosing party, or in the event of the expiration or other termination of this Agreement, the receiving party shall promptly return all such Confidential Information to the disclosing party, except for the retention of one archival copy solely for use by the receiving party in defending itself in the event of litigation involving this Agreement. Each party agrees not to use any such Confidential Information except in conjunction with the purposes of this Agreement. The duty not to disclose or use (other than in conjunction with the performance of this Agreement) such Confidential information will survive the termination of this Agreement.

     8. Public Announcement. Urologix and BSC may each issue a public announcement following the execution of this Agreement. The terms of any such announcement shall be mutually agreed upon prior to any public announcement, except that either party may issue an announcement without prior agreement of the other party if such party determines in good faith that it has a legal obligation to do so and the other party's agreement is not available on a timely basis.

     9. Independent Contractor. Each of the parties is an independent contractor and nothing contained herein will be deemed or construed to create the relationship of an agency, partnership, joint venture, franchise or any other association or relationship between the parties except that of a joint marketing relationship. Neither BSC nor Urologix will have, and will not hold itself out as having, any right, power or authority to create any contract, obligation or responsibility either express or implied, on behalf of, or in the name of, the opposite party unless the opposite party consents thereto in writing. Neither party will have any authority to bind the opposite party in any respect. All persons engaged by either party will be that party's employees, legal representatives, agents or independent contractors and not those of the opposite party. Each party will be responsible for its own expenses in connection with the performance of its responsibilities under this Agreement.

     10. Force Majeure. Urologix assumes no liability and shall not be liable to BSC for any failure to fill, or delay in filling, orders received and accepted by Urologix from customers, to the extent any such event is caused, in whole or in part, directly or indirectly, by any strike, fire, flood, act of God, accident, explosion, sabotage, embargo, war, riot, act or order of any government or governmental agency, inability to obtain or delay in the delivery of raw material, parts, or completed merchandise by the supplier thereof, or any other cause beyond the control of, or occurring without the fault of Urologix.

     11. Notice. All notices to be given hereunder must be in writing, given either by personal delivery, facsimile transmission or registered mail, return receipt requested. Such notices will be deemed to have been made when personally delivered, when the sender receives a transmission confirmation or the date of receipt indicated by the return verification provided by the U.S. postal service. Notices must be given or sent to the parties at the following addresses:

     If to BSC:      Boston Scientific Corporation
                     1 Boston Scientific Place
                     Natick, MA  01760-1537
                     Attn: Chief Financial Officer
                     Fax: (508) 650-8922

     With a copy to: General Counsel
                     Boston Scientific Corporation
                     1 Boston Scientific Place
                     Natick, MA  01760-1537
                     Fax: (508) 650-8956

     If to Urologix: Urologix, Inc.
                     14405 - 21st Avenue North
                     Minneapolis, MN 55447
                     Attn: President
                     Fax: (612) 475-1443

     Either party may designate any other address for notices given it by written notice to the other party given at least ten (10) days prior to the effective date of such change.

     12. Assignability. This Agreement is personal to the parties hereto and may not be sold, assigned, or transferred by either party, by operation of law or otherwise, without the prior written consent of the other party.

     13. Remedies. The parties acknowledge that money damages may not be an adequate remedy for any breach of Section 6 (Non-Competition) and Section 7 (Confidential Information) of this Agreement and that, in addition to any other relief afforded by law, an injunction against such violation may be issued against it and every other person concerned thereby, it being understood that both damages and an injunction will be proper modes of relief and are not to be considered mutually exclusive remedies. In the event of any such violation, the parties agree to pay, in addition to the actual damages sustained by the other parties as a result thereof, the reasonable attorneys' fees incurred by such party in pursuing any of its rights under this Agreement.

     14. Applicable Law and Forum Selection. This Agreement will be governed and construed in accordance with the laws of the State of Minnesota, without regard to the rules or principles of any jurisdiction with respect to conflict of laws. Any disputes between the parties arising out of this Agreement must be resolved before the United States federal district court for the District of Minnesota, located in Minneapolis, Minnesota, and jurisdiction is hereby conferred upon such court. Each party hereby agrees to and consents to submit to the exclusive jurisdiction, venue and process of said court for all actions, suits, or proceedings arising out of this Agreement.

     15. Miscellaneous. The waiver of any party of a breach of any provisions of this Agreement will not operate or be construed as a waiver of any other breach. If any provision of the Agreement is held unlawful or unenforceable in any respect, such illegality or unenforceability will not affect any other provision hereof, and this Agreement will be construed as if the unlawful or unenforceable provision had never been contained herein. This Agreement contains the entire agreement and understanding of the parties and supersedes and replaces all prior agreements, understandings, writings and discussions between the parties with respect to co-marketing activity in the United States. This Agreement does not supersede the International Distribution Agreement dated as of June 26, 1996 between Urologix and BSC. This Agreement will not be amended or modified nor may any of its terms be waived except by a writing signed by all other parties hereto. Only the parties to the Agreement may bring an action to enforce its terms or seek a remedy for a breach thereof. No obligations or rights with respect to any third parties are intended or created by this Agreement. The section and other headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     16. Counterparts. This document may be executed in counterparts, each of which will be deemed to be an original and all of which together will be deemed to be one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed effective as of the day and year first above written.


                              UROLOGIX, INC.


                              By:   /s/ Wesley E. Johnson, Jr.
                                    ------------------------------------------
                                    Wesley E. Johnson, Jr., Chief Financial
                                    Officer



                              BOSTON SCIENTIFIC CORPORATION


                              By:     /s/ Paul A. LaViolette
                                     -----------------------------------------
                                     Paul A. LaViolette, Senior Vice President

                                                                    CONFIDENTIAL
                                                                    ============

                                  SCHEDULE 3.2

                             EXCLUDED TRANSACTIONS
                             ---------------------

* [Confidential Treatment Requested]